Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 29, 2012 on the financial statements of Oncogenerix, Inc. as of December 31, 2011, and the related statements of operations, stockholders’ equity and cash flows for the five months ended December 31, 2011, and from February 2, 2011 (inception) to July 31, 2011, and from February 2, 2011 (inception) to December 31, 2011, included herein on the registration statement of DARA BioSciences, Inc. on Forms S-3, referenced below.

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Registration Statement (Form S-8 No. 333-150129) pertaining to the DARA Biosciences, Inc. 2003 Amended and Restated Employee, Director and Consultant Stock Plan and the DARA Biosciences, Inc. 2008 Employee, Director and Consultant Stock Plan of DARA BioSciences, Inc.; and

•	Registration Statement (Form S-3 No. 333-150150) of DARA BioSciences, Inc.

Berman & Company, P.A.

Certified Public Accountants

/s/ Berman & Company, P.A.

Boca Raton, Florida

March 29, 2012